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[Investor Contact:  781-622-1111]                                   Exhibit 99.1
[Media Contact:  781-622-1252]

         THERMO ELECTRON ANNOUNCES DETAILS OF THERMO FIBERTEK SPIN-OFF

WALTHAM, Mass., July 10, 2001 - Thermo Electron Corporation (NYSE:TMO) today announced that its board of directors has approved the spinoff of its 91-percent-owned Thermo Fibertek Inc. subsidiary (ASE:TFT) as a dividend to Thermo Electron shareholders. On August 8, 2001, Thermo Electron will distribute all of its shares of Thermo Fibertek to Thermo Electron shareholders of record on July 30, 2001. Immediately after the planned distribution, Thermo Electron will no longer own shares of Thermo Fibertek (to be renamed Kadant Inc., effective July 12, 2001).

Thermo Electron expects to distribute approximately .0611 shares of Kadant common stock (taking into account a reverse stock split that takes effect this Thursday, July 12, 2001) for each share of Thermo Electron common stock. The final ratio will be based on the actual number of Thermo Electron shares outstanding on the July 30 record date and the actual number of Kadant shares held by Thermo Electron on the August 8 distribution date. Thermo Electron shareholders entitled to the dividend will receive stock certificates for whole shares of Kadant common stock and cash payments for any fractional shares.

Thermo Electron has received a ruling from the Internal Revenue Service that the dividend of Kadant shares will qualify in large part as a tax-free distribution for U.S. federal income tax purposes - subject to limited exceptions. Approximately eight percent of the shares to be distributed to each Thermo Electron shareholder will be taxable because they were purchased by Thermo Electron during the past five years. Also, cash received in lieu of fractional shares will be taxable.

Thermo Electron shareholders will not be required to take any action in order to receive the Kadant common stock. Kadant stock certificates will be delivered to the record addresses of the Thermo Electron shareholders.

Thermo Electron expects to file with the U.S. Securities and Exchange Commission a preliminary information statement containing details of the distribution and information about Kadant as an exhibit to a current report on Form 8-K on or about July 12, 2001. On the distribution date, Thermo Electron will mail a definitive information statement to Thermo Electron shareholders entitled to receive the dividend, together with stock certificates representing the distributed shares.

Kadant Inc. is a leading supplier of a range of products and systems for the global papermaking and paper-recycling industries, including de-inking systems, stock-preparation equipment, water-management systems, and papermaking accessories. Through its majority-owned Thermo Fibergen subsidiary, the company also develops and commercializes composite building materials produced from natural fiber and recycled plastic.

Thermo Electron Corporation is a global leader in providing technology-based instruments, components, and systems that offer total solutions for markets ranging from life sciences to telecommunications to food, drug, and beverage production. The company's powerful technologies help researchers sift through data to make discoveries that will fight disease or prolong life. They allow manufacturers to fabricate ever-smaller components required to increase the speed and quality
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of communications. And they automatically monitor and control online production to ensure that critical quality standards are met safely and efficiently. Thermo Electron, based in Waltham, Massachusetts, reported $2.3 billion in revenues in 2000 and employed approximately 13,000 people worldwide. For more information on Thermo Electron, visit http://www.thermo.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. These include risks and uncertainties relating to: integration of the company's instrument businesses, the ability to improve internal growth, liquidity and prospective performance of the subsidiaries to be spun off, the company's guarantee of obligations of one of the subsidiaries to be spun off, the effect of exchange rate fluctuations on international operations, potential impairment of goodwill, the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, the effect of changes in governmental regulations, and dependence on customers' capital spending policies and government funding policies.